Institutional Index Funds Shareholder Report Proxy Voting Results

At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following two proposals:

Proposal 1- Elect trustees for the fund.*

The individuals listed in the table below were elected as trustees for the fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the fund prior to the shareholder meeting.

Trustee                        For         Withheld     Percentage For

John J. Brennan        800,870,883       12,470,067             98.5%
Charles D. Ellis       789,425,633       23,915,317             97.1%
Emerson U. Fullwood    804,990,098        8,350,851             99.0%
Rajiv L. Gupta         802,591,507       10,749,443             98.7%
Amy Gutmann            805,052,646        8,288,304             99.0%
JoAnn Heffernan Heisen 802,450,398       10,890,552             98.7%
F. William McNabb III  803,031,309       10,309,641             98.7%
Andre F. Perold        802,741,071       10,599,879             98.7%
Alfred M. Rankin, Jr.  802,368,637       10,972,313             98.7%
Peter F. Volanakis     805,004,858        8,336,092             99.0%

*  Results are for all funds within the same trust.

Proposal 2: - Update and standardize the fund's fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.


The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the funds to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.

                For          Abstain         Against      Broker    Percentage

Institutional Index Fund

2a      310,302,160       14,000,840       4,829,463   38,870,403      84.3%
2b      307,774,109       14,072,301       7,286,057   38,870,398      83.6%
2c      303,505,159       14,092,690      11,534,618   38,870,400      82.5%
2d      304,306,414       15,670,873       9,155,180   38,870,399      82.7%
2e      304,030,716       14,005,328      11,096,422   38,870,400      82.6%
2f      307,687,882       14,329,653       7,114,932   38,870,399      83.6%
2g      307,563,436       14,006,378       7,562,649   38,870,403      83.6%

Institutional Total Stock Market Index Fund

2a      337,275,080       14,899,556         130,492    5,520,366      94.3%
2b      337,237,388       14,922,391         145,350    5,520,365      94.2%
2c      337,260,619       14,899,723         144,786    5,520,366      94.3%
2d      337,257,239       14,897,411         150,476    5,520,368      94.3%
2e      337,262,198       14,897,623         145,309    5,520,364      94.3%
2f      337,269,468       14,908,149         127,511    5,520,366      94.3%
2g      337,256,740       14,908,812         139,576    5,520,366      94.3%


Institutional Total Bond Market Index Fund

2a       87,110,502          367,079          35,009            1      99.5%
2b       87,110,287          367,523          34,780            0      99.5%
2c       87,100,394          364,387          47,808            1      99.5%
2d       87,101,362          363,960          47,267            2      99.5%
2e       87,101,115          362,885          48,589            1      99.5%
2f       87,104,593          364,056          43,941            1      99.5%
2g       87,113,977          368,669          29,944            1      99.5%